Exhibit 99.1

Dyadic Announces Research, License and Collaboration Agreement with Janssen for the Manufacture of Therapeutic Protein Candidates using its C1 Platform

JUPITER, FL / December 17, 2021, Dyadic International, Inc. (“Dyadic”, “we”, “us”, “our”, or the “Company”) (NASDAQ: DYAI), a global biotechnology company focused on further improving, applying, and deploying its proprietary C1-cell protein production platform to accelerate development, lower production costs and improve the performance of protein based vaccines and therapeutics announced that it has entered into a Research, License and Collaboration Agreement (“Agreement”) with Janssen Biotech, Inc. (‘’Janssen”), one of the Janssen Pharmaceutical Companies of Johnson & Johnson. The Agreement was facilitated by Johnson & Johnson Innovation.

Under the terms of the Agreement:

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Janssen will pay Dyadic an upfront payment of $500,000 for non-exclusive rights to utilize the C1 platform to develop C1 production cell lines for the manufacturing of Janssen’s therapeutic protein candidates against several biologic targets.

-	Janssen will provide R&D funding up to €1.6 million to develop and assess C1 production cell lines for its product candidates.
-	Janssen has the option to pay a mid-seven figure payment for an exclusive license from Dyadic to use the C1 platform for the manufacturing of therapeutic proteins directed to one specific target.
-	Further, Janssen has an option to obtain the following rights from Dyadic.
-	Upon exercise of the option, Dyadic would receive a milestone payment in the mid-seven figures and Janssen would have the right to add additional non-exclusive targets to the collaboration.
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Dyadic would complete C1 platform technology transfer, fully enabling Janssen to internally develop C1 cell lines against licensed targets; upon successful completion of technology transfer, Dyadic is eligible to receive a milestone payment in the low seven figures.

-	For each product candidate, Dyadic could receive development and regulatory milestones in the mid-seven figures.
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Dyadic could receive aggregate commercial milestone payments in the low nine figures per product, subject to a limit on the number of such products. The amount will depend on the cumulative amount of active pharmaceutical ingredient produced by Janssen for each product manufactured with Dyadic’s C1 platform.

“We are excited to announce this strategic partnership with Janssen using our C1-cell protein production platform. We continue to expand our partnerships across a growing number of therapeutic areas, and we continue to believe in the broad utility of Dyadic’s C1 technology,” said Mark Emalfarb, Dyadic's President and Chief Executive Officer.

About Dyadic International, Inc.

Dyadic International, Inc. is a global biotechnology company which is developing what it believes will be a potentially significant biopharmaceutical gene expression platform based on the fungus Thermothelomyces heterothallica (formerly Myceliophthora thermophila), named C1. The C1 microorganism, which enables the development and large-scale manufacture of low-cost proteins, has the potential to be further developed into a safe and efficient expression system that may help speed up the development, lower production costs and improve the performance of biologic vaccines and drugs at flexible commercial scales. Dyadic is using the C1 technology and other technologies to conduct research, development and commercial activities for the development and manufacturing of human and animal vaccines and drugs, such as virus like particles (VLPs) and antigens, monoclonal antibodies, Fab antibody fragments, Fc-Fusion proteins, biosimilars and/or biobetters, and other therapeutic proteins. Certain other research activities are ongoing which include the exploration of using C1 to develop and produce certain metabolites and other biologic products. Dyadic pursues research and development collaborations, licensing arrangements and other commercial opportunities with its partners and collaborators to leverage the value and benefits of these technologies in development and manufacture of biopharmaceuticals. As the aging population grows in developed and undeveloped countries, Dyadic believes the C1 technology may help bring biologic vaccines, drugs, and other biologic products to market faster, in greater volumes, at lower cost, and with new properties to drug developers and manufacturers, and improve access and cost to patients and the healthcare system, but most importantly save lives.

Please visit Dyadic’s website at http://www.dyadic.com for additional information, including details regarding Dyadic’s plans for its biopharmaceutical business.

Safe Harbor Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding Dyadic International’s expectations, intentions, strategies, and beliefs pertaining to future events or future financial performance. Actual events or results may differ materially from those in the forward-looking statements because of various important factors, including those described in the Company’s most recent filings with the SEC. Dyadic assumes no obligation to update publicly any such forward-looking statements, whether because of new information, future events or otherwise. For a more complete description of the risks that could cause our actual results to differ from our current expectations, please see the section entitled “Risk Factors” in Dyadic’s annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the SEC, as such factors may be updated from time to time in Dyadic’s periodic filings with the SEC, which are accessible on the SEC’s website and at http://www.dyadic.com.

Contact:

Dyadic International, Inc.

Ping W. Rawson

Chief Financial Officer

Phone: (561) 743-8333

Email: prawson@dyadic.com